EXHIBIT H			Form of Notice


Northeast Utilities ("NU"), 174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010, a registered holding company, and its public utility subsidiary The Connecticut Light and Power Company ("CL&P"), 107 Selden Street, Berlin, Connecticut 06037 (collectively, "Applicants") have filed an application-declaration on Form U-1 under Section 12(d) of the Act and Rule 44 under the Act.

Applicants seek the order of the Commission approving the sale of CL&P's South Meadow electric generating station ("Facility") to the Connecticut Resources Recovery Authority ("CRRA"), a public instrumentality and political subdivision of the State of Connecticut. CRRA will utilize the Facility, which consists of two steam turbines and four jet turbine sets with a rated capability of approximately 250 megawatts, to generate electricity, in part from steam produced from combustion of municipal solid waste. CRRA will pay CL&P $10 million for the Facility, and will assume certain environmental liabilities.